Preferred Apartment Communities, Inc. Completes Disposition of Substantial Majority of its Office Portfolio to Highwoods Properties, Inc.

Atlanta, GA, July 29, 2021

Preferred Apartment Communities, Inc. (NYSE: APTS) ("PAC" or the "Company") closed on its previously announced disposition of a portfolio of five office properties and one office real estate loan investment to Highwoods Properties, Inc. (NYSE: HIW) for an aggregate purchase price of $645.5 million, which will result in net proceeds at closing of approximately $241.5 million, after the satisfaction of approximately $404.0 million of property level debt and other closing adjustments and costs. The closing of this transaction further simplifies PAC’s investment focus with revenue going forward being derived primarily from its core Sunbelt multifamily investments.

As part of the Highwoods transaction, and as more fully described in the Company’s April 18, 2021 press release, PAC has elected to separately market Armour Yards and 251 Armour Yards (the “Armour Yards Portfolio”) outside of the Highwoods transaction. On July 22, 2021, PAC entered into an agreement to sell the Armour Yards Portfolio to Northwood Investors. The buyer’s contractual due diligence period has ended, and Northwood has posted an earnest money deposit that is non-refundable except in limited circumstances. The Armour Yards Portfolio transaction is subject to customary closing conditions and is expected to close later in the third quarter.

Joel Murphy, PAC’s Chairman and Chief Executive Officer, said: “The successful closing of the office portfolio transaction further builds upon our stated strategy to simplify our business platform which commenced in 2020 with the internalization of the external management structure and the sale of our entire student housing portfolio. We expect to utilize the cash proceeds generated from this sale (i) to continue to realign our balance sheet through calls and/or redemptions of our Series A preferred shares, (ii) to grow our core suburban Sunbelt Class A multifamily business through acquisitions and real estate loan investments, and (iii) for other corporate purposes, which may include redeeming additional preferred stock.”

Mr. Murphy continued, “Further, we are also pleased with the agreement with Northwood Investors to sell the Armour Yards Portfolio which demonstrates our ability to maximize the value of our few remaining office assets. As previously disclosed, our intention is to fully exit the office asset class through a disciplined and well-executed disposition process over time and the Armour Yards Portfolio sale is further tangible evidence of that intent.”

In connection with the transaction, JLL acted as real estate advisor, Goldman Sachs & Co. LLC acted as financial advisor, and King & Spalding LLP acted as legal advisor to PAC.

About Preferred Apartment Communities, Inc.
Preferred Apartment Communities, Inc. (NYSE: APTS) is a real estate investment trust engaged primarily in the ownership and operation of Class A multifamily properties, with select investments in grocery anchored shopping centers. Preferred Apartment Communities’ investment objective is to generate attractive, stable returns for stockholders by investing in income-producing properties and acquiring or originating multifamily real estate loans. As of

June 30, 2021, the Company owned or was invested in 117 properties in 13 states, predominantly in the Southeast region of the United States. Learn more at www.pacapts.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of forward-looking terminology such as "may", "trend", "will", "expects", "plans", "estimates", "anticipates", "projects", "intends", "believes", "goals", "objectives", "outlook" and similar expressions. These forward-looking statements include, but are not limited to, statements regarding expected use of proceeds. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements, including risks related to the closing of the transaction and timing thereof. These risks, uncertainties and contingencies include, but are not limited to, (a) the impact of the COVID-19 pandemic and related federal, state and local government actions on PAC’s business operations and the economic conditions in the markets in which PAC operates; (b) PAC’s ability to mitigate the impacts arising from COVID-19; (c) the closing of the sale of the Armour Yards Portfolio and (d) those disclosed in PAC's filings with the Securities and Exchange Commission. PAC undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

Additional Information

The SEC has declared effective the registration statement filed by the Company for each of our public offerings. Before you invest, you should read the final prospectus, and any prospectus supplements forming a part of the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering. In particular, you should carefully read the risk factors described in the final prospectus and in any related prospectus supplement and in the documents incorporated by reference in the final prospectus and any related prospectus supplement. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or its dealer manager, Preferred Capital Securities, LLC, will arrange to send you a prospectus with respect to the Series A1/M1 Offering upon request by contacting John A. Isakson at (770) 818-4109, 3284 Northside Parkway NW, Suite 150, Atlanta, Georgia 30327.

The final prospectus for the Series A1/M1 Offering, dated October 22, 2019, can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1481832/000148183219000097/a424b5-2019seriesamshares.htm

SOURCE: Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc.
John A. Isakson 770-818-4109
Chief Financial Officer
Email: jisakson@pacapts.com

Preferred Apartment Communities, Inc.
Paul Cullen 770-818-4144
Executive Vice President-Investor Relations
Email: InvestorRelations@pacapts.com